EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of January 1, 2014 (the “Effective Date”), by and between Emerald Oil, Inc., a Montana corporation (the “Company”), and McAndrew Rudisill (“Employee”). Notwithstanding the foregoing, the provisions of Section 8 shall be effective immediately on the signing of this Agreement by the Company and the Employee.

WITNESSETH:

WHEREAS, the Company and Employee have previously entered into a certain Employment Agreement, dated as of July 26, 2012, as amended (the “Original Agreement”); and

WHEREAS, the Company and Employee desire to substitute this Agreement for the Original Agreement in its entirety effective as of the Effective Date, and the Original Agreement shall thereafter have no force and effect.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee hereby agree as follows:

Section 1. Definitions.

(a) “Accrued Obligations” shall mean (i) all accrued but unpaid Base Salary through the date of termination of Employee’s employment, (ii) any unpaid or unreimbursed expenses incurred in accordance with Section 7 below, (iii) any benefits provided under the Company’s employee benefit plans upon a termination of employment, in accordance with the terms contained therein, and (iv) reasonable relocation costs, to the extent unpaid or unreimbursed, payable to Employee by the Company, in accordance with written Company policy.

(b) “Affiliate” shall mean any person controlling, controlled by, or under common control with, another Person.

(c) “Annual Bonus” shall mean the aggregate value of the Annual Cash Bonus and the Annual Equity Bonus.

(d) “Annual Cash Bonus” shall have the meaning set forth in Section 4(b).

(e) “Annual Equity Bonus” shall have the meaning set forth in Section 4(c).

(f) “Agreement” shall have the meaning set forth in the preamble hereto.

(g) “Base Salary” shall mean the salary provided for in Section 4(a) or any increased salary granted to Employee pursuant to Section 4(a).

(h) “Board” shall mean the Board of Directors of the Company.

(i) “Cause” shall mean (i) a material breach of the terms and conditions of Employee’s employment agreement with the Company, (ii) Employee’s act(s) of gross negligence or willful misconduct in the course of Employee’s employment hereunder that is injurious to the Company or any other member of the Company Group, (iii) willful failure or refusal by Employee to perform in any material respect Employee’s duties or responsibilities, (iv) misappropriation by Employee of any assets of the Company or any other member of the Company Group, (v) embezzlement or fraud committed by Employee, or at Employee’s direction, (vi) Employee’s conviction of, or pleading “guilty” or “no contest” to a felony under United States state or federal law.

(j) “Change of Control” shall mean the first to occur of any of the following:

(i) “change of control event” with respect to the Company, within the meaning of Treas. Reg. 1.409A-3(i)(5); or

(ii) During any period of two years, individuals who at the beginning of such period constitute the Board (and any new Director whose election by the Company’s shareholders was approved by a vote of at least a majority of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was so approved) cease for any reason to constitute a majority thereof; or

(iii) A merger, consolidation, or reorganization of the Company with or involving any other entity, other than a merger, consolidation, or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.

(k) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(l) “Company” shall have the meaning set forth in the preamble hereto, and shall include any of its successors or assigns.

(m) “Company Business” shall have the meaning in set forth in Section 13(a).

(n) “Company Group” shall mean the Company together with any direct or indirect subsidiaries of the Company or any of its Affiliates.

(o) “Compensation Committee” shall mean the committee of the Board designated to make compensation decisions relating to senior executive officers of the Company Group.

(p) “Confidential Information” shall have the meaning in set forth in Section 11(b).

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(q) “Disability” shall mean any physical or mental disability or infirmity of the Employee that has prevented the performance of Employee’s duties for a period of (i) ninety (90) consecutive days or (ii) one hundred twenty (120) non-consecutive days during any six (6) month period. Any question as to the existence, extent, or potentiality of Employee’s Disability upon which Employee and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and approved by Employee (which approval shall not be unreasonably withheld). The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

(r) “Dispute” shall have the meaning set forth in Section 19.

(s) “Dodd-Frank Act” shall have the meaning in set forth in Section 23.

(t) “Effective Date” shall have the meaning set forth in the preamble hereto.

(u) “Employee” shall have the meaning set forth in the preamble hereto.

(v) “Excise Tax” shall have the meaning in set forth in Section 9.

(w) “Good Reason” shall mean, without Employee’s consent, (i) a material diminution in Employee’s title, duties, or responsibilities, (ii) the failure of the Company to pay any compensation hereunder when due or to perform any other obligation of the company under this Agreement, or (iii) the relocation of Employee’s Principal Place of Employment by more than fifty (50) miles.

(x) “Non-Exempt Deferred Compensation” shall have the meaning set forth in Section 14(d).

(y) “Performance Criteria” shall have the meaning set forth in Section 4(b).

(z) “Payments” shall have the meaning in set forth in Section 9.

(aa) “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.

(bb) “Principal Place of Employment” shall mean Denver, Colorado or any future geographic location that is mutually agreed upon by the Company and Employee.

(cc) “Required Delay Period” shall have the meaning in set forth in Section 14.

(dd) “Restricted Territory” shall have the meaning set forth in Section 13(a).

(ee) “Severance Benefits” shall have the meaning in set forth in Section 8(d).

(ff) “Term of Employment” shall mean the period specified in Section 2.

(gg) “Work Product” shall have the meaning set forth in Section 12.

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Section 2. Acceptance and Term of Employment. The Company agrees to employ Employee, and Employee agrees to serve the Company, on the terms and conditions set forth herein. The “Term of Employment” shall mean the period commencing on the Effective Date and, unless terminated sooner as provided in Section 8 hereof, continuing until December 31, 2015; provided, however, that the Term of Employment shall be extended automatically following December 31, 2015 for a one (1) year term and thereafter for successive one (1) year terms on the first anniversary of the then current term if neither the Company nor Employee has advised the other in writing in accordance with Section 20 at least sixty (60) days prior to the end of the then current term that such term will not be extended for an additional one (1) year term, subject to the provisions in Section 8 hereof.

Section 3. Position, Duties, and Responsibilities; Place of Performance.

(a) During the Term of Employment, Employee shall be employed and serve as Chief Executive Officer and President of the Company and shall have such duties and responsibilities as are commensurate with such title. The Employee shall report to the Board of the Company and shall carry out and perform all orders, directions and policies given to Employee by the Board of the Company consistent with his position and title.

(b) Employee shall devote his best efforts to the performance of his duties under this Agreement and shall not engage in any other business or occupation during the Term of Employment that interferes with Employee’s exercise of judgment in the Company’s best interests. Notwithstanding the foregoing, nothing herein shall preclude Employee from (i) serving as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses, (ii) engaging in charitable activities and community affairs, and (iii) managing his personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), and (iii) shall be limited by Employee so as not to materially interfere, individually or in the aggregate, with the performance of his duties and responsibilities hereunder.

Section 4. Compensation. During the Term of Employment, Employee shall be entitled to the following compensation:

(a) Base Salary. Employee shall be paid an annualized Base Salary, payable in United States dollars and less applicable taxes and deductions and in accordance with the regular payroll practices of the Company, of Four Hundred Fifty Thousand Dollars ($450,000) with increases, if any, as may be approved in writing by the Compensation Committee.

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(b) Annual Cash Bonus. Beginning with the Company’s 2014 fiscal year starting January 1, 2014 and ending December 31, 2014 and annually thereafter, and subject to the satisfaction of applicable Performance Criteria (as defined below) and any other conditions required by the Compensation Committee, the Employee shall be entitled to grants of annual bonus cash awards (“Annual Cash Bonus”) with a minimum Annual Cash Bonus equal to two (2) times the Base Salary and a maximum amount of five (5) times the Base Salary for the applicable fiscal year of the Company as determined by the Compensation Committee in its sole discretion; provided, however, that the annual bonus for any performance period, including fiscal year 2014, will be paid to the Employee within the period necessary to satisfy the exemption from Code Section 409A (as defined below) for short term deferrals set forth in Treas. Reg. §1.409A-1(b)(4) (which generally requires that payment be made not later than 2-1/2 months after the end of the year in which the amount becomes vested). A minimum threshold level of performance predetermined by the Compensation Committee for such Performance Criteria must be achieved or no Annual Cash Bonus will be paid with respect to such performance period. All Annual Cash Bonuses shall be based on the Compensation Committee’s evaluation of the condition of Company’s business, the results of operations, Employee’s individual performance for the relevant period, the satisfaction by Employee or Company of goals and milestones, including goals based on Performance Objectives (as that term is defined in the 2011 Equity Incentive Plan), as may be established by the Compensation Committee, or any combination thereof (collectively, “Performance Criteria”). The applicable performance period for the Annual Bonus shall be the fiscal year of the Company or such other performance period as established by the Compensation Committee in its sole discretion, with the applicable Annual Cash Bonus amounts adjusted for such performance period in proportion to the annual amounts set above. For Annual Cash Bonus payments that are intended to constitute performance-based compensation exempt form the deduction limitations of Section 162(m) of the Code, the amount of the Annual Cash Bonus payable shall be contingent upon the achievement of reasonable, pre-established, and objective performance goals established by the Compensation Committee in accordance with Treas. Reg. §1.162-27(e) for such fiscal year and communicated to Employee and shall be subject to applicable limitations as specified in the 2011 Equity Incentive Plan (or any applicable successor plan).

(c)      Annual Equity Bonus Grants. Beginning with the Company’s 2014 fiscal year starting January 1, 2014 and ending December 31, 2014 and annually thereafter, and subject to the satisfaction of applicable Performance Criteria and any other conditions required by the Compensation Committee, the Employee shall be eligible to receive annual equity grants (“Annual Equity Bonus”) pursuant to the 2011 Equity Incentive Plan (or any applicable successor plan subject to applicable limitations in such plan(s)) with a minimum value equal to five (5) times the Base Salary and a maximum value of eight (8) times the Base Salary for the applicable fiscal year of the Company as determined by the Compensation Committee in its sole discretion. A minimum threshold level of performance predetermined by the Compensation Committee for such Performance Criteria must be achieved or no Annual Equity Bonus will be paid with respect to such performance period. For Annual Equity Bonus grants that are intended to constitute performance-based compensation exempt form the deduction limitations of Section 162(m) of the Code (other than grants of options or stock appreciation rights), the amount of the Annual Equity Bonus payable shall be contingent upon the achievement of reasonable, pre-established, and objective performance goals established by the Compensation Committee in accordance with Treas. Reg. §1.162-27(e) for such taxable year and communicated to Employee and shall be subject to applicable limitations as specified in the 2011 Equity Incentive Plan (or any applicable successor plan).

Section 5. Employee Benefits.

(a) General. During the Term of Employment, Employee shall be entitled to participate in health insurance, retirement plans, directors’ and officers’ insurance coverage and other benefits provided to other senior executives of the Company, as in effect from time to time.

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(b) Vacation and Time Off. During each calendar year of the Term of Employment, Employee shall be eligible for twenty (20) days paid vacation, as well as sick pay and other paid and unpaid time off in accordance with the policies and practices of the Company, as in effect from time to time.

(c) Relocation Expenses. If the Company requires Employee to relocate to accommodate business needs, the Company shall pay reasonable expenses of relocation, subject to documentation in accordance with written Company policy, as in effect from time to time.

(d) Vehicle Allowance. The Company will pay to Employee a vehicle allowance not to exceed $1,500.00 per month, in United States dollars, which amount shall be grossed up to cover any regular income taxes required to be paid on such amount by Employee. For the avoidance of doubt, in no event shall the Company be obligated to gross up the Employee for any taxes that may be imposed upon the Employee under Section 409A of the Code.

Section 6. Key-Man Insurance. At any time during the Term of Employment, the Company shall have the right to insure the life of Employee for the sole benefit of the Company, in such amounts, and with such terms, as it may determine. All premiums payable thereon shall be the obligation of the Company. Employee shall have no interest in any such policy, but agrees to cooperate with the Company in procuring such insurance by submitting to physical examinations, supplying all information required by the insurance company, and executing all necessary documents, provided that no financial obligation is imposed on Employee by any such documents. Upon the termination of his employment for any reason, Company will allow Employee to convert the insurance policy to a permanent personal life insurance policy.

Section 7. Reimbursement of Business Expenses. Employee is authorized to incur reasonable business expenses in carrying out his duties and responsibilities under this Agreement, and the Company shall promptly reimburse Employee for all such reasonable business expenses, subject to documentation in accordance with written Company policy, as in effect from time to time.

Section 8. Termination of Employment.

(a) General. The Term of Employment shall terminate earlier than as provided in Section 2 hereof upon the earliest to occur of (i) Employee’s death, (ii) a termination by reason of a Disability, (iii) a termination by the Company with or without Cause, or (iv) a termination by Employee with or without Good Reason.

(b) Termination Due to Death or Disability. Employee’s employment shall terminate automatically upon his death. The Company may terminate Employee’s employment immediately upon the occurrence of a Disability. In the event Employee’s employment is terminated due to his death or Disability, Employee or his estate or his beneficiaries, as the case may be, shall be entitled to:

(i) The Accrued Obligations, which amount shall be paid within thirty (30) days from the date of such termination; and

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(ii) Any unpaid Annual Bonus in respect of any completed fiscal year that has ended prior to the date of such termination with such amount determined based on actual performance during such fiscal year as determined by the Compensation Committee, which amount shall be paid on the sixtieth (60th) day following the date of such termination, subject to Section 8(i) of this Agreement; and

(iii) Any Annual Bonus that would have been payable based on actual performance with respect to the year of termination in the absence of the Employee’s death or Disability, pro-rated for the period the Employee worked prior to his death or Disability, and payable at the same time as the bonus would have been paid in the absence of the Employee’s death or Disability; and

(iv) Immediate vesting of any and all equity or equity-related awards previously awarded to the Employee, irrespective of type of award.

Following such termination of Employee’s employment by reason of death or Disability, except as set forth in this Section 8, Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(c) Termination by the Company for Cause.

(i) The Company may terminate Employee’s employment at any time for Cause; provided, however, that with respect to any Cause of termination relying on clause (i) or (ii) of the definition of Cause set forth in Section 1(f) hereof, to the extent such act or acts are curable, Employee shall be given not less than sixty (60) days’ written notice by the Board of the Company’s intention to terminate Employee’s employment for Cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based, and such termination shall be effective at the expiration of such sixty (60) day notice period, unless Employee has substantially cured, to the Company’s satisfaction, such act or acts or failure or failures to act that give rise to Cause during such period.

(ii) In the event the Company terminates Employee’s employment for Cause, Employee shall be entitled only to the Accrued Obligations, which amount shall be paid within thirty (30) days from the date of such termination, and any equity awards or equity-related awards that are not vested as of the date of termination shall be cancelled. Following such termination of Employee’s employment for Cause, except as set forth in this Section 8(c)(ii), Employee shall have no further rights to any compensation or any other benefits under this Agreement (including, but not limited to, any payment of any bonus that has not been paid as of the date of Employee’s termination of employment).

(d) Termination by the Company without Cause. The Company may terminate Employee’s employment at any time without Cause. In the event Employee’s employment is terminated by the Company without Cause (other than due to death or Disability), Employee shall be entitled to:

(i) The Accrued Obligations; and

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(ii) Any unpaid Annual Bonus in respect of any completed fiscal year that has ended prior to the date of such termination with such amount determined based on actual performance during such fiscal year as determined by the Compensation Committee; and

(iii) A lump-sum cash payment equal to two and one-half (2.5) times the total of (i) Employee’s Base Salary plus (ii) an amount equal to the total value of the Annual Bonus amounts paid during the fiscal year immediately preceding the year of such termination pursuant to Section 4 (or the amount of cash bonus and equity compensation paid employee during fiscal 2013 if a Change of Control occurs the initial year of this Agreement); and

(iv) A lump sum cash payment equal to eighteen (18) times the “applicable percentage” of the monthly COBRA premium cost applicable to Employee if Employee (or his dependents) were to elect COBRA coverage, or similar coverage as provided by similar state law, in connection with such termination, (for purposes hereof, the “applicable percentage” shall be the percentage of Employee’s health care premium costs covered by the Company as of the date of termination); and

(v) Immediate vesting of any and all equity or equity-related awards previously awarded to the Employee, irrespective of type of award.

Any amounts payable to Employee under clause (i), (ii), (iii) or (iv) of this Section 8(d) shall be paid in lump sum on the sixtieth (60th) day following the date of Employee’s termination of employment (the “Severance Benefits”), subject to Section 8(i) of this Agreement. Following such termination of Employee’s employment by the Company without Cause, except as set forth in this Section 8(d), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(e) Termination by Employee with Good Reason. Employee may terminate Employee’s employment with Good Reason by providing the Company thirty (30) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason (which notice must be given no later than ninety (90) days after the initial occurrence of such event). During such thirty (30) day notice period, the Company shall have a cure right (if curable), and if not cured within such period, Employee’s termination will be effective upon the expiration of such cure period, and Employee shall be entitled to the same payments and benefits as provided in Section 8(d) above for a termination by the Company without Cause, subject to the same conditions on payment and benefits as described in Section 8(d) above. Following such termination of Employee’s employment by Employee with Good Reason, except as set forth in this Section 8(e), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(f) Termination by Employee without Good Reason. Employee may terminate Employee’s employment without Good Reason by providing the Company sixty (60) days’ written notice of such termination. In the event of a termination of employment by Employee under this Section 8(f), Employee shall be entitled only to the Accrued Obligations, and any equity awards or equity-related awards that are not vested as of the date of termination shall be cancelled. In the event of termination of Employee’s employment under this Section 8(f), the Company may, in its sole and absolute discretion, by written notice accelerate such date of termination without changing the characterization of such termination as a termination by Employee without Good Reason. Following such termination of Employee’s employment by Employee without Good Reason, except as set forth in this Section 8(f), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

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(g) Non-Extension of the Term of Employment. Employee’s employment hereunder shall terminate upon the close of business of the last day of the then current term if either the Company or Employee gives timely notice of its or his intention not to extend the then current term of employment, as provided in Section 2. If the Company’s decision not to extend is without Cause, or if Employee’s decision not to extend is with Good Reason, then Employee shall be entitled to the payments and benefits as provided in Sections 8(d) (i), (ii), (iv) and (v) above, subject to the same conditions on payment and benefits as described therein. Otherwise, upon the termination of the Term of Employment by reason of the parties’ non-extension, Employee shall be entitled to the Accrued Obligations, which amount shall be paid within thirty (30) days of such date of termination. Following such termination of Employee’s employment pursuant to Section 2, except as set forth in this Section 8(g), Employee shall have no further rights to any compensation or any other benefits under this Agreement and any equity or equity-related awards that are not vested as of the date of termination shall be cancelled.

(h) Termination Following Change of Control. If, upon a Change of Control of the Company or during the twenty-four (24) month period following such Change of Control, Employee is terminated by the Company without Cause or Employee terminates Employee’s employment with Good Reason, Employee shall be entitled to the same payments and benefits as provided in Section 8(d) above for a termination by the Company without Cause, subject to the same conditions on payment and benefits as described in Section 8(d) above. Notwithstanding the foregoing, in the event that the Aggregate Change of Control Payments (as defined below) exceed $15,000,000, the total value of the cash payments to be made to Employee pursuant to this paragraph Section 8(h) (“Total Payments”) shall not exceed the “Severance Cap”. The “Severance Cap” shall equal an amount determined by multiplying $15,000,000 by a fraction, the numerator of which shall equal Total Payments and the denominator of which shall equal the “Aggregate Change of Control Payments”. The “Aggregate Change of Control Payments” shall equal the aggregate value of all cash severance payments which would be made to all employees who have employment agreements with the Company assuming that all such employees were terminated without Cause on the day following a Change of Control. Following such termination of Employee’s employment by the Company without Cause or by Employee with Good Reason, except as set forth in this Section 8(h), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(i) Release. Notwithstanding any provision herein to the contrary, and as a condition precedent to payment of any amount or provision of any benefit pursuant to subsection 8(b), (d), (e), (g) and (h) (other than payment of any Accrued Obligations), Employee or Employee’s estate, as applicable, shall execute and shall not rescind, a release in favor of the Company Group and all related companies, individuals, and entities in a form satisfactory to the Company, and any revocation period applicable to such release must have expired as of the sixtieth (60th) day following Employee’s termination of employment. If Employee fails to execute the release in such a timely manner so as to permit any revocation period to expire prior to the end of such sixty (60) day period, or timely revokes his acceptance of such release following its execution, Employee shall not be entitled to any of the Severance Benefits. Further, to the extent that (i) such termination of employment occurs within sixty (60) days of the end of any calendar year, and (ii) any of the Severance Benefits constitutes “nonqualified deferred compensation” for purposes of Section 409A, any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the sixtieth (60th) day following the date of Employee’s termination of employment hereunder, but for the condition on executing the release as set forth herein, shall not be made prior to the first day of the second calendar year, after which any remaining Severance Benefits shall thereafter be provided to Employee according to the applicable schedule set forth herein.

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Section 9. Parachute Payments; Modified Cutback.

(a)        If any payment, benefit or distribution of any type to or for the benefit of Executive, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Agreement or otherwise (collectively, the “Parachute Payments”) would subject Employee to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the Parachute Payments shall be reduced so that the maximum amount of the Parachute Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Parachute Payments to be subject to the Excise Tax; provided that the Parachute Payments shall only be reduced to the extent the after-tax value of amounts received by Employee after application of the above reduction would exceed the after-tax value of the amounts received without application of such reduction.  For this purpose, the after-tax value of an amount shall be determined taking into account all federal, state, and local income, employment and excise taxes applicable to such amount.  Unless Employee shall have given prior written notice to the Company to effectuate a reduction in the Parachute Payments if such a reduction is required, any such notice consistent with the requirements of Section 409A to avoid the imputation of any tax, penalty or interest thereunder, the Company shall reduce or eliminate the Parachute Payments by first reducing or eliminating any cash severance benefits (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating any accelerated vesting of stock options or similar awards, then by reducing or eliminating any accelerated vesting of restricted stock or similar awards, then by reducing or eliminating any other remaining Parachute Payments; provided, that no such reduction or elimination shall apply to any non-qualified deferred compensation amounts (within the meaning of Section 409A) to the extent such reduction or elimination would accelerate or defer the timing of such payment in manner that does not comply with Section 409A.

(b)         An initial determination as to whether (i) any of the Parachute Payments received by Employee in connection with the occurrence of a change in the ownership or control of the Company or in the ownership of a substantial portion of the assets of the Company shall be subject to the Excise Tax, and (ii) the amount of any reduction, if any, that may be required pursuant to Section 9(a) above, shall be made by an independent accounting firm selected by the Company and reasonably acceptable to Employee (the “Accounting Firm”) prior to the consummation of such change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company.  Employee shall be furnished with notice of all determinations made as to the Excise Tax payable with respect to Employee’s Parachute Payments, together with the related calculations of the Accounting Firm, promptly after such determinations and calculations have been received by the Company.

(c)          For purposes of this Section 9:

(i)       no portion of the Parachute Payments, the receipt or enjoyment of which Employee shall have effectively waived in writing prior to the date of payment of the Parachute Payments, shall be taken into account;

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(ii)       no portion of the Parachute Payments shall be taken into account which in the opinion of the Accounting Firm does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code;

(iii)       the Parachute Payments shall be reduced only to the extent necessary so that the Parachute Payments (other than those referred to in the immediately preceding clause (i) or (ii)) in their entirety constitute reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code or are otherwise not subject to disallowance as deductions, in the opinion of the auditor or tax counsel referred to in such clause (ii); and

(iv)       the value of any non-cash benefit or any deferred payment or benefit included in the Parachute Payments shall be determined by the Accounting Firm based on Sections 280G and 4999 of the Code, or on substantial authority within the meaning of Section 6662 of the Code.

Section 10. Representations and Warranties of Employee. Employee represents and warrants to the Company that:

(a) Employee is entering into this Agreement voluntarily and that Employee’s employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by Employee of any agreement to which Employee is a party or by which Employee may be bound;

(b) Employee has not violated, and in connection with Employee’s employment with the Company will not violate, any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer by which Employee is or may be bound; and

(c) in connection with Employee’s employment with the Company, Employee will not use any confidential or proprietary information Employee may have obtained in connection with employment with any prior employer.

Section 11. Nondisclosure and Nonuse of Confidential Information.

(a) Employee will not disclose or use at any time, either during the Term of Employment or thereafter, any Confidential Information (as defined below) of which Employee is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by Employee’s performance in good faith of duties assigned to Employee by the Company. Employee will take all appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. Employee shall deliver to the Company at the termination of the Term of Employment, or at any time the Company may request, all memoranda, notes, plans, records, reports, disks, computer tapes and software and other documents and data (and copies thereof, regardless of the form thereof, including electronic copies) relating to the Confidential Information or the Work Product (as defined below) of the business of the Company or any of the Company’s Affiliates, which Employee may then possess or have under his control.

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(b) As used in this Agreement, the term “Confidential Information” means confidential, proprietary, trade secret, proprietary, scientific, technical, business or financial information that is not generally known to the public and that is used, developed or obtained by the Company or any Affiliate, in connection with their respective businesses, including, but not limited to, information, observations and data obtained or learned by Employee while employed by the Company or any of its Affiliates (including those obtained or learned prior to the date of this Agreement) concerning (i) the business or affairs of the Company or any Affiliate, (ii) products or services, (iii) geologic data, (iv) seismic data, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers, clients, suppliers and subcontractors and customer, client, supplier and subcontractor lists, (xiii) other copyrightable works, (xiv) all drilling methods, processes, technology and trade secrets, (xv) business strategies, acquisition plans and target properties, financial or other performance data and personnel lists and data, and (xvi) all similar and related information in whatever form. All such Confidential Information is extremely valuable and is intended to be kept secret to the Company and its clients and customers, is the sole and exclusive property of the Company or its clients and customers, and is subject to the restrictive covenants set forth herein.

Notwithstanding anything to the contrary contained herein, Employee shall not be required to maintain as confidential any information or material which:

(i) is now, or hereafter becomes, through no act or failure to act on the part of Employee which would constitute a breach of this Section 11, generally known or available to the public;

(ii) is furnished to Employee by a third party who, to the knowledge of Employee, is not under obligations of confidentiality to the Company or any of its Affiliates, without restriction on disclosure;

(iii) is disclosed with the written approval of the Company;

(iv) is required to be disclosed by law, court order, or similar compulsion; provided, however, that such disclosure shall be limited to the extent so required or compelled; and provided, further, that Employee shall give the Company notice of such disclosure and cooperate (without cost to Employee) with the Company in seeking suitable protection; or

(v) is disclosed pursuant to or in connection with any legal proceeding involving Employee and/or the Company or any Affiliate thereof.

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Section 12. Inventions, Discoveries and Patents. Employee agrees that all inventions, discoveries, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable) which relate to the Company’s or any of its Affiliates’ business or research and development and any existing or future products or services and which are or were discovered, conceived, developed or made by Employee (whether or not during usual business hours or on the premises of the Company and whether or not alone or in conjunction with any other person) while employed by the Company or any Affiliate (including those conceived, developed or made prior to the date of this Agreement) together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing (collectively referred to herein as, the “Work Product”), belong in all instances to the Company or such Affiliate. Employee will promptly disclose such Work Product to the Board and assign to and otherwise perform (without cost to Employee) all actions reasonably requested by the Board (whether during or after the employment period) to establish and confirm the Company’s or Affiliate’s exclusive ownership of such Work Product (including, without limitation, the execution and delivery of assignments, consents, oaths, powers of attorney and other instruments) and to provide reasonable assistance to the Company or any of its Affiliates in connection with the prosecution of any applications for patents, trademarks, trade names, service marks or reissues thereof or in the prosecution or defense of interferences relating to any Work Product.

Section 13. Post-Termination Non-Compete, Non-Solicitation.

(a) If Employee’s employment terminates pursuant to Sections 8(c), 8(d), 8(e), 8(f) or 8(g) hereof, or as a result of non-extension by Company without Cause or by Employee with Good Reason as contemplated by Section 8(g), Employee agrees that, for a period ending one (1) year from the date of his termination of employment, Employee shall not (except on behalf of the Company or with the prior written consent of the Company), directly or indirectly, (i) engage in the business in which the Company is engaged or proposes to be engaged (the “Company Business”), within the Restricted Territory (as defined below), (ii) interfere with the Company Business or the business of any Affiliate, or (iii) own, manage, control, participate in, consult with, render services for or in any manner engage in or represent any business within the Restricted Territory that is competitive with the Company Business or the business of any Affiliate thereof or any product of the Company or any Affiliate, as such business is conducted or proposed to be conducted from and after the date of this Agreement. As used in this Agreement, the term “Restricted Territory” means any county in the United States where the company holds mineral lease interests. Nothing herein shall prohibit Employee from being a passive owner of not more than two percent (2%) of the outstanding stock of any class of a corporation which is publicly traded, so long as Employee has no active participation in the business of such corporation.

(b) If Employee’s employment terminates pursuant to Sections 8(c), 8(d), 8(e), 8(f) or 8(g) hereof, or as a result of non-extension by Company without Cause or by Employee with Good Reason as contemplated by Section 8(g), Employee agrees that, for a period ending one (1) year from the date of his termination of employment, Employee shall not directly or indirectly through another person or entity (i) induce or attempt to induce any employee of the Company or any Affiliate of the Company to leave the employ of the Company or such Affiliate, or in any way interfere with the relationship between the Company or any such Affiliate, on the one hand, and any employee or consultant thereof, on the other hand, (ii) hire or engage as a consultant or otherwise any person who is or was an employee or consultant of the Company or any Affiliate thereof until six months after such individual’s employment or consulting relationship with the Company or such Affiliate has been terminated or (iii) induce or attempt to induce any customer, supplier, subcontractor, licensee or other business relation of the Company or any Affiliate to cease doing business with the Company or such Affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation, on the one hand, and the Company or any Affiliate, on the other hand.

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(c) Employee acknowledges that the covenants contained in Section 13, including those related to duration, geographic scope, and the scope of prohibited conduct, are reasonable and necessary to protect the legitimate interests of the Company. Employee acknowledges that he is an executive and management level employee as referenced in, and governed by, C.R.S. § 8-2-113(2)(d). Employee further acknowledges that the covenants contained in Section 13 are necessary to protect, and reasonably related to the protection of, the Company’s trade secrets, to which Employee will be exposed and with which Employee will be entrusted.

(d) Employee shall inform any prospective or future employer of any and all restrictions contained in this Agreement and provide such employer with a copy of such restrictions (but no other terms of this Agreement), prior to the commencement of that employment.

Section 14. Taxes.

(a)       Withholding. The Company may withhold and deduct from any payments made under this Agreement all applicable taxes, including but not limited to income, employment, and social security taxes, as shall be required by applicable law. Employee acknowledges and represents that the Company has not provided any tax advice to Employee in connection with this Agreement and that Employee has been advised by the Company to seek tax advice from Employee’s own tax advisors regarding this Agreement and payments that may be made, and the benefits to be provided, to Employee pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Code to such payments.

(b)       Section 409A – General. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder.

(c)       Definitional Restrictions. Notwithstanding anything in this Agreement to the contrary, no payment that is due upon Employee’s termination of employment shall be made unless and until Employee has incurred a “separation from service,” as defined under Treas. Reg. Section 1.409A-1(h).

(d)       Six-Month Delay in Certain Circumstances. Notwithstanding any other provision of this Agreement, if Employee is a Specified Employee (as defined below) at the time of termination of employment, then, to the extent that payments and benefits under this Agreement constitute “deferred compensation” under Section 409A of the Code and are not eligible for any exemption thereunder (“Non-Exempt Deferred Compensation”), and payment of cash or provision of his benefits is pursuant to a termination of employment, then:

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(i) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following Employee’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following Employee’s separation from service (or, if Employee dies during such period, within 30 days after Employee’s death) (in either case, the “Required Delay Period”); and

(ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.

For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Treas. Reg. Section 1.409A-1(i).

(e)       Treatment of Installment Payments. Each payment of termination benefits under Section 8 of this Agreement shall be considered a separate payment, as described in Treas. Reg. Section 1.409A-2(b)(2), for purposes of Section 409A of the Code.

(f)       Timing of Reimbursements and In-kind Benefits. If Employee is entitled to be paid or reimbursed for any taxable expenses under Sections 5(c) or (d) or Section 7, and such payments or reimbursements are includible in Employee’s federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred, and the right of Employee to reimbursement of such expenses shall not be subject to exchange or liquidation for any other benefit or payment.

(g)       Permitted Acceleration. The Company shall have the sole authority to make any accelerated distribution permissible under Treas. Reg. Section 1.409A-3(j)(4) to Employee of deferred amounts, provided that such distribution meets the requirements of Treas. Reg. Section 1.409A-3(j)(4).

Section 15. Set Off; Mitigation. The Company’s obligation to pay Employee the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim, or recoupment of amounts owed by Employee to the Company or its Affiliates, provided that such amounts owed have been acknowledged by Employee in writing. To the extent any amount so subject to set-off, counterclaim, or recoupment is payable in installments hereunder, such set-off, counterclaim, or recoupment shall not modify the applicable payment date of any installment, and to the extent an obligation cannot be satisfied by reduction of a single installment payment, any portion not satisfied shall remain an outstanding obligation of Employee and shall be applied to the next installment only at such time the installment is otherwise payable pursuant to the specified payment schedule.

Section 16. Successors and Assigns; No Third-Party Beneficiaries.

(a) The Company. This Agreement shall inure to the benefit of the Company and its respective successors and assigns. In the event of the merger or consolidation, or transfer or sale of all or substantially all of the assets, of the Company with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor, and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

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(b) Employee. Employee’s rights and obligations under this Agreement shall not be transferable by Employee by assignment or otherwise, without the prior written consent of the Company; provided, however, that if Employee shall die, all amounts then payable to Employee hereunder shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee, or other designee, or if there be no such designee, to Employee’s estate.

(c) No Third-Party Beneficiaries. Except as otherwise set forth in Section 16(a) or Section 16(b) hereof, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Company, the other members of the Company Group, and Employee any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

(d) Enforcement. Because Employee’s services are unique and because Employee has access to Confidential Information and Work Product, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, in the event of a breach or threatened breach of this Agreement, all parties hereto and their respective successors or assigns will be entitled to injunctive relief, in addition to other rights and remedies existing in their favor at law or in equity in order to enforce, or prevent any violations of, the provisions hereof without posting a bond or other security.

Section 17. Waiver and Amendments. Any waiver, alteration, amendment, or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

Section 18. Severability. If any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.

Section 19. Governing Law. In the event of any dispute under this Agreement, or relating or arising under the employment relationship (a “Dispute”), this Agreement shall be governed by the laws of the State of Colorado. Each party shall bear his, her, or its own costs, including attorneys’ fees; provided, however, that nothing herein shall interfere with either party’s right to seek or receive damages or costs as may be allowed by applicable statutory law (such as, but not necessarily limited to, reasonable attorneys’ fees).

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Section 20. Notices.

(a) Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom or which it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, that unless and until some other address be so designated, all notices and communications by Employee to the Company shall be mailed or delivered to the Company at its principal executive office at 1600 Broadway, Suite 1360, Denver, Colorado 80202, and all notices and communications by the Company to Employee may be given to Employee personally or may be mailed to Employee at Employee’s last known address, as reflected in the Company’s records.

(b) Any notice so addressed shall be deemed to be given (i) if delivered by hand, on the date of such delivery, (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing, and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

Section 21. Section Headings; Mutual Drafting.

(a) The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof or affect the meaning or interpretation of this Agreement or of any term or provision hereof.

(b) The parties are sophisticated and have been represented (or have had the opportunity to be represented) by their separate attorneys throughout the transactions contemplated by this Agreement in connection with the negotiation and drafting of this Agreement and any agreements and instruments executed in connection herewith. As a consequence, the parties do not intend that the presumptions of laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement or any document or instrument executed in connection herewith, and therefore waive their effects.

Section 22. Entire Agreement. This Agreement, together with any exhibits attached hereto, constitutes the entire understanding and agreement of the parties hereto regarding the employment of Employee. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the parties relating to the subject matter of this Agreement.

Section 23. Dodd-Frank Act and Other Applicable Law Requirements. Employee agrees (i) to abide by any compensation recovery, recoupment, anti-hedging or other policy applicable to executives of the Company and its Affiliates, as may be in effect from time to time, as approved by the Board or a duly authorized committee thereof or as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”) or other applicable law, and (ii) that the terms and conditions of this Agreement shall be deemed automatically amended as may be necessary from time to time to ensure compliance by Employee and this Agreement with such policies, the Dodd-Frank Act, or other applicable law.

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Section 24. Survival of Operative Sections. Upon any termination of Employee’s employment, the provisions of this Agreement (together with any related definitions set forth in Section 1 hereof) shall survive to the extent necessary to give effect to the provisions thereof.

Section 25. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

COMPANY:

EMERALD OIL, INC.

By:	/s/ Seth Setrakian
Name: Seth Setrakian
Title: Chairman of the Compensation Committee
Date: September 18, 2013

EMPLOYEE:

By:	/s/ McAndrew Rudisill
Name: McAndrew Rudisill
Title: Chief Executive Officer and President
Date: September 18, 2013

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